Exhibit 99.1

Chrysler Group LLC Announces Refinancing Transactions

Auburn Hills, MI., May 2, 2011 – Chrysler Group LLC (“Chrysler Group”) announced today that it plans to commence new financing transactions consisting of:

•	senior secured credit facilities including an expected $3.5 billion six-year term loan and a $1.5 billion five-year revolving credit facility; and

•	an expected $2.5 billion in new secured debt securities (the “Notes”), expected to have eight- and ten-year maturities.

Chrysler Group intends to use the net proceeds of the term loan and the Notes offering, together with the $1.3 billion in proceeds from the recently announced exercise by Fiat of an option to acquire an incremental 16% ownership interest in Chrysler Group, to repay its loans from the U.S. and Canadian governments in full and to pay related fees and expenses. The completion of the Notes offering, the credit facilities and the equity investment by Fiat are expected to occur concurrently.

The Notes will be sold within the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will not be and have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties including market conditions and the price and market for securities to be offered and other risks relating to Chrysler Group’s business and industry, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on November 4, 2009, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited available financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from the natural disasters in Japan in March 2011; and our ability to realize benefits from our industrial alliance with Fiat. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made.